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                  February 19, 2021

       Deanna H. Lund
       Chief Financial Officer
       KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
       10680 Treena St., Suite 600
       San Diego, CA 92131

                                                        Re: KRATOS DEFENSE &
SECURITY SOLUTIONS, INC.
                                                            Form 10-K for
Fiscal Year Ended December 29, 2019
                                                            Filed February 24,
2020
                                                            File No. 001-34460

       Dear Ms. Lund:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Manufacturing